                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                               SCHEDULE 14D-9/A
                                (Rule 14d-101)

                               Amendment No. 4

     Solicitation/Recommendation Statement Under Section 14(d)(9) of the
                       Securities Exchange Act of 1934

                           ------------------------

                      HUNTINGDON LIFE SCIENCES GROUP PLC
                      ----------------------------------
                          (Name of Subject Company)

                      HUNTINGDON LIFE SCIENCES GROUP PLC
                      ----------------------------------
                     (Name of Person(s) Filing Statement)

               Ordinary Shares, nominal value 5 pence each and
         American Depositary Shares, evidenced by American Depositary
                Receipts, each representing 25 Ordinary Shares
         ------------------------------------------------------------
                        (Title of Class of Securities)

                                   0448116
                                   -------
                                 SEDOL NUMBER

                                  445891302
                                  ---------
                                 CUSIP NUMBER

                             Julian T. Griffiths
                                 Woolley Road
                                  Alconbury
                             Huntingdon, PE28 4HS
                           Cambridgeshire, England
                               +44 1480 892000
                              -----------------
                (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications
                 On Behalf of the Person(s)Filing Statement)


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 8. Additional Information.

        On December 17, 2001, Life Sciences Research, Inc. extended the expiration date of the offer until 10:00 A.M., New York City time on Friday, December 28, 2001.

Item 9.  Exhibits.

        Item 9 of the Schedule 14D-9/A, Amendment No. 3 is hereby amended by addition of the following exhibit:


         EXHIBIT NO.        DOCUMENT

         Exhibit 16 US Press Release issued by the Company dated December 17, 2001.

                                  SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       HUNTINGDON LIFE SCIENCES GROUP, PLC


                                            By: /s/ Andrew Baker
                                                -------------------
                                                Name:  Andrew Baker
                                                Title:   Chairman


Dated: December 17, 2001

                                EXHIBIT INDEX


EXHIBIT NO.       DOCUMENT

  Exhibit 16      US Press Release issued by the Company dated December 17,
                  2001.